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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We consent to the inclusion in this annual report on Form 10-K and to the incorporation by reference in the registration statement of Portola Packaging, Inc. on Form S-8 (File No. 333-17533) of our reports dated November 19, 1997, which include an explanatory paragraph on the adoption of a newly established standard for the impairment of long-lived assets, on our audits of the consolidated financial statements and financial statement schedule of Portola Packaging, Inc. and Subsidiaries as of August 31, 1997 and 1996 and for the three years in the period ended August 31, 1997 which reports are included in this annual report on Form 10-K.

                                          COOPERS & LYBRAND L.L.P.

San Jose, California
November 28, 1997